                                                                   EXHIBIT 12.1

                            VENTURE HOLDINGS TRUST
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (THOUSANDS OF DOLLARS)




                                                                 YEAR ENDED DECEMBER 31,                   SIX MONTHS ENDED JUNE 30,
                                                      -------------------------------------------------    -------------------------
                                                        1996       1995       1994     1993      1992         1997          1996
                                                       -------    -------   -------   -------   -------      -------       -------
Net earnings from continuing operations               $  1,999   $  4,142   $ 7,445   $14,188   $ 5,044      $13,299       $ 5,864
  Add back:
    Taxes on income                                      1,002        577     3,405     1,178         0        1,885           666
    Fixed charges                                       21,899     16,704    16,049    13,204    11,860       16,179         8,524
    Amortization of previously capitalized interest        285        285       285       285       285          148           148
  Deduct:
    Capitalized interest                                   108          0         0         0         0            0             0

                                                       -------    -------   -------   -------   -------      -------       -------
Earnings available for fixed charges                   $25,077    $21,708   $27,184   $28,855   $17,189      $31,511       $15,202

Fixed charges of Venture Holdings Trust:

  Interest expense                                      19,248     15,032    14,345    11,158    10,390       14,208         7,409
  Capitalized interest                                     108          0         0         0         0            0             0
  Amortization of debt expense and debt discount           885        556       466       895       469          905           286
  Interest portion of rent expense                       1,658      1,116     1,238     1,151     1,001        1,066           829
                                                       -------    -------   -------   -------   -------      -------       -------
                                                       $21,899    $16,704   $16,049   $13,204   $11,860      $16,179       $ 8,524

Ratio of earnings to fixed charges                        1.15       1.30      1.69      2.19      1.45         1.95          1.78




                                                         TWELVE MONTHS ENDED
                                                              JUNE 30,
                                                         -------------------
                                                                1997
                                                                ----
Net earnings from continuing operations                         9,434
  Add back:
    Taxes on income                                             2,221
    Fixed charges                                              29,554
    Amortization of previously capitalized interest               285
  Deduct:
    Capitalized interest                                          108
                                                              -------
Earnings available for fixed charges                           41,386

Fixed charges of Venture Holdings Trust:

  Interest expense                                             26,047
  Capitalized interest                                            108
  Amortization of debt expense and debt discount                1,504
  Interest portion of rent expense                              1,895
                                                              -------
                                                               29,554

Ratio of earnings to fixed charges                               1.40


                                                                                         PROFORMA INFORMATION
                                                                ---------------------------------------------------------------
                                                                                                     SIX          TWELVE MONTHS
                                                                                                  MONTHS ENDED        ENDED
                                                                YEAR ENDED DECEMBER 31,             JUNE 30,         JUNE 30,
                                                                -----------------------         -------------   -------------
                                                                        1996                        1997             1997
                                                                        ----                        ----             ----
Net earnings from continuing operations                               (7,297)                      12,969           5,487
  Add back:
    Taxes on income                                                      666                        1,786           1,479
    Fixed charges                                                     31,531                       16,608          32,103
    Amortization of previously capitalized interest                      285                          148             285
  Deduct:
    Capitalized interest                                                 108                            0             108
                                                                     -------                      -------         -------
Earnings available for fixed charges                                  25,077                       31,511          39,246

Fixed charges of Venture Holdings Trust:

  Interest expense                                                    28,154                       14,245          28,489
  Capitalized interest                                                   108                            0             108
  Amortization of debt expense and debt discount                       1,611                        1,297           1,611
  Interest portion of rent expense                                     1,658                        1,066           1,895
                                                                     -------                      -------         -------
                                                                      31,531                       16,608          32,103

Ratio of earnings to fixed charges                                      0.79                         1.90            1.22

Earnings are inadequate to cover fixed charges on a pro forma basis for the year ended December 31, 1996 in the amount of approximately $6.5 million. This is primarily due to the increase in fixed charges as if they had occurred at the beginning of the year without any increase in earnings. Earnings are adequate to cover the fixed charges on a pro forma basis for the six months ended June 30, 1997 and the twelve months ended June 30, 1997.